Exhibit 5.1

FORM OF OPINION OF PROSKAUER ROSE LLP

            , 2012

Suburban Propane Partners, L.P.

One Suburban Plaza

240 Route 10 West

Whippany, NJ 07981

Ladies and Gentlemen:

We have acted as special counsel for Suburban Propane Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance and distribution of common units representing limited partner interests in the Partnership (the “Common Units”).

In rendering the opinions set forth below, we have examined: (i) the Registration Statement; (ii) the Prospectus included in the Registration Statement (the “Prospectus”); (iii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 19, 2006, as amended as of July 31, 2007 (the “Partnership Agreement”); (iv) the Amended and Restated Certificate of Limited Partnership of the Partnership, filed May 26, 1999, as amended by the Certificate of Correction of Certificate of Amendment, filed July 24, 2006 (the “Certificate”) with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership; (v) the Contribution Agreement dated as of April 25, 2012, by and among the Partnership, Inergy, L.P., Inergy GP, LLC and Inergy Sales & Service, Inc. (the “Contribution Agreement”); (vi) resolutions of the Board of Supervisors of the Partnership, dated                    , 2012; and (vii) such other documents and instruments as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

In connection with this opinion, we have assumed that all Common Units will be issued and distributed in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

            , 2012

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units, when issued in accordance with the provisions of the Partnership Agreement and distributed in accordance with the terms of the Contribution Agreement approved by the Partnership, will be validly issued, and holders of the Common Units will have no obligation to make payments for their acquisition of the Common Units or contributions to the Partnership or its creditors solely by reason of their ownership of the Common Units.

The opinions expressed herein are qualified in the following respects:

(1) We have assumed (i) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies as we considered necessary or appropriate for enabling us to express the opinion set forth above and (ii) that each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

(2) This opinion is based upon and expressly limited to the Delaware Revised Uniform Limited Partnership Act and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect, of the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Delaware. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,